[N-14 EXHIBIT FORM OF TAX OPINION]


                                              December ____, 2000


         PBHG International Fund
         The PBHG Funds, Inc.
         P.O. Box 219534
         Kansas City, Missouri 64121-9543


         PBHG Global Technology & Communications Fund
         The PBHG Funds, Inc.
         P.O. Box 219534
         Kansas City, Missouri 64121-9543


         Re:  Proposed Transfer of Assets - Federal Income Tax Consequences
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         Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences to (1) PBHG International Fund (the "Fund"), an investment portfolio of The PBHG Funds, Inc. (the "Company"), and (2) PBHG Global Technology & Communications Fund (the "GTC Fund"), also an investment portfolio of the Company, in connection with the proposed transfer of substantially all of the properties of the Fund to the GTC Fund in exchange solely for voting shares of the GTC Fund (the "Shares"), followed by the actual or constructive distribution of the Shares received by the Fund and of any money and other property of the Fund in complete liquidation and termination of the Fund (the "Transaction"), all pursuant to the Plan of Reorganization adopted by the Board of Directors of the Company on October 16, 2000 (the "Plan").

         For purposes of this opinion, we have examined and rely upon the Plan, the description of the transaction set forth in the Registration Statement on Form N-14 filed by the Company on or about ______________, 2000 with the Securities and Exchange Commission (the "Filing"), and such other documents and instruments as we have deemed necessary or appropriate.

         This opinion is based upon the assumption that, as has been represented to us, (a) there is no plan or intention on the part of the shareholders of the Fund to sell, exchange, redeem, transfer by gift or otherwise dispose of a

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number of shares of the GTC Fund received in the Transaction that would, when aggregated with transfers of shares of the Fund prior to the Effective Time (as defined in the Plan) that are made in contemplation of the Transaction, reduce the ownership by the shareholders of the Fund to a number of shares of the GTC Fund having a value, as of the Exchange Date, of less than fifty percent (50%) of the total value of all the shares of the Fund outstanding immediately prior to the Transaction; and (b) the GTC Fund and the Fund will each separately qualify and be treated as regulated investment companies under Subchapter M of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code") for their respective taxable years that include the closing date of the Transaction. If these assumptions are not correct, the Transaction may not qualify as a tax-free reorganization and, therefore, our opinion could be altered. For purposes of rendering this opinion, we have not been requested to undertake, nor have we undertaken, any investigation or inquiry as to whether these assumptions are and will be correct.

         This opinion is based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Transaction taking place in the manner described in the Plan and (b) there being no change in the Code, United States Treasury regulations, judicial decisions, or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the Effective Time.

         This opinion is further conditioned upon our receiving such executed letters of representation as we shall request. We have not been asked to, nor have we undertaken to, verify the accuracy of any representations made to us and the inaccuracy of any representation could alter our opinion. This opinion shall be effective only at such time as we receive those letters and confirm our opinion in writing at the Effective Time, and in the absence of such confirmation, will be deemed to have been withdrawn.

         Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

         1. The transfer of the assets of the Fund to the GTC Fund in exchange for the Shares, and the constructive distribution of the Shares to the shareholders of the Fund in complete liquidation of the Fund, as provided in the Plan, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code and the Fund and the GTC Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

         2. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by the Fund as a result of such transaction;

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         3. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Fund on the constructive distribution to them by the Fund of the Shares in exchange for their shares of the Fund;

         4. In accordance with Section 358(a) of the Code, a shareholder's basis for the Shares constructively distributed to him will be the same as his basis for the shares of the Fund surrendered in exchange therefor;

         5. In accordance with Section 1223(1) of the Code, a shareholder's holding period for the Shares constructively distributed to him will be determined by including such shareholder's holding period for the shares of the Fund exchanged therefor, provided that the shareholder held such shares of the Fund as a capital asset;

         6. In accordance with Section 1032 of the Code, no gain or loss will be recognized by the GTC Fund upon the receipt of assets of the Fund in exchange for the Shares;

         7. In accordance with Section 362(b) of the Code, the basis to the GTC Fund of the assets of the Fund transferred to it will be, in each instance, the same as the basis of such assets in the hands of the Fund immediately prior to the exchange;

         8. In accordance with Section 1223(2) of the Code, the holding period of the GTC Fund with respect to the assets of the Fund transferred to it will include the holding period for such assets in the hands of the Fund; and

         9. In accordance with Section 381(a)(2) of the Code, the GTC Fund will succeed to and take into account the items of the Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381 through 384 of the Code and the Treasury regulations thereunder.

         We express no opinion as to the tax consequences of the Transaction except as expressly set forth above, or as to any transaction except the Transaction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 referred to above and filed by the Company with the Securities and Exchange Commission.

                                              Very truly yours,

                                              [UNSIGNED]

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